                                                                      EXHIBIT 13

                           SECOND AMENDED AND RESTATED
                       MERRILL LYNCH SHAREHOLDER SERVICING
                               PLAN AND AGREEMENT

     SECOND AMENDED AND RESTATED MERRILL LYNCH SHAREHOLDER SERVICING PLAN AND
AGREEMENT made as of the    day of            , 200    by and between Merrill
Lynch Ready Assets Trust, a Massachusetts business trust (the "Trust"), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation ("MLPF&S").

     WHEREAS, the Trust is a no-load open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which operates as a money market fund;

     WHEREAS, MLPF&S acts as a dealer selling shares of the Trust to its customers and substantially all of the shareholders of the Trust are MLPF&S customers who maintain their Trust accounts through MLPF&S (such accounts being referred to herein as the "MLPF&S Trust Accounts");

     WHEREAS, MLPF&S provides a variety of administrative and operational services to MLPF&S Trust Accounts including processing shareholder orders and administering MLPF&S Trust Accounts which are being provided pursuant to the management arrangements between the Trust and Merrill Lynch Investment Managers ("MLIM");

     WHEREAS, MLPF&S financial advisors and other personnel spend substantial amounts of time providing services of the type described in Paragraph 1 hereto;

     WHEREAS, pursuant to a Merrill Lynch Shareholder Servicing Plan and Agreement made as of August 26, 1983 with MLPF&S, as amended and restated on April 29, 1988 and continued annually since inception, pursuant to the provisions of Rule 12b-1 under the Investment Company Act, the Trustees of the Trust have determined that the Trust should make direct payments to MLPF&S for distribution to its financial advisors and other directly involved Merrill Lynch personnel as compensation for the services described in paragraph 1 hereto, and that such payments should be in addition to the management compensation being paid to MLIM;

     WHEREAS, the Trust desires to adopt this Second Amended and Restated Shareholder Servicing Plan and Agreement (referred to herein as the "Plan") in the manner and on the terms and conditions hereinafter set forth, which Plan must be adopted pursuant to the provisions of Paragraph 6 of the Plan as they relate to material amendments which do not increase the fee paid pursuant to the Plan and in accordance with Rule 12b-1 under the Investment Company Act;

     WHEREAS, MLPF&S desires to enter into the Plan on said terms and conditions; and

     WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of the Plan will benefit the Trust and its shareholders:

     NOW, THEREFORE, the Trust hereby adopts the Plan in accordance with the requirements of Paragraph 6 of the Plan and Rule 12b-1 under the Investment Company Act and the parties hereto enter into this agreement on the following terms and conditions:

          1. The Trust is hereby authorized to pay MLPF&S a fee under the Plan at the end of each month at the annual rate of 0.125% of the average daily net asset value of the MLPF&S Trust Accounts for providing, or arranging for the provision of, account maintenance and sales and promotional activities and services with respect to shares of the Trust. Such activities and services will relate to account maintenance activities relating to MLPF&S Trust Accounts and the sale, promotion and marketing of the Shares of the Trust. Such expenditures may consist of the costs of making services available to shareholders (including assistance in connection with inquiries related to shareholder accounts), sales commissions to financial intermediaries for selling Shares, compensation, sales incentives and payments to sales and marketing personnel and the payment of expenses incurred in sales and promotional activities (including advertising expenditures related to the Trust and the costs of preparing and distributing promotional materials). The fee may also be used to pay the financing costs of carrying the unreimbursed expenditures described in this Paragraph 1. The fee is not payable with respect to the net asset value of shareholders who maintain their accounts directly with the Trust's Transfer Agent and whose accounts are not serviced by MLPF&S. Payment of the fee described in this Paragraph 1 shall be subject to any limitations set forth in any applicable regulation of the National Association of Securities Dealers, Inc.

          2. In the event that the aggregate payments received by MLPF&S under the Plan in any year shall exceed the amount of the distribution and shareholder servicing expenditures incurred by MLPF&S in such year, MLPF&S shall be required to reimburse the Trust the amount of such excess.

          3. MLPF&S shall provide the Trust for review by the Trustees, and the Trustees shall review, at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the fee during such period. The report shall include an itemization of the distribution and shareholder servicing expenses incurred by MLPF&S, the purpose of such expenditures and a description of the benefits derived by the Trust therefrom.

          4. MLPF&S will use its best efforts in rendering and causing its employees to render services to the Trust, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, MLPF&S shall not be liable to the Trust or any of its share-holders for any error of judgment or mistake of law for any act of omission or for any losses sustained by the Trust or its shareholders.

          5. Nothing contained in the Plan shall prevent MLPF&S or any affiliated person of MLPF&S from performing services similar to those to be performed hereunder for any other person, firm or corporation or for its or their own accounts or for the accounts of others.

          6. The Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting or meetings called for the purpose of voting on the Plan.

          7. The Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 6.

          8. The Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Trust.

          9. The Plan may not be amended to increase materially the fee provided for in Paragraph 1 unless and until such amendment is approved in the manner provided for in Paragraph 6 and approved by a vote of at least a majority, as defined in the Investment Company Act, of the outstanding voting securities of the Trust, and no other material amendment to the Plan shall be made unless approved in the manner provided for approval in Paragraph 6.

          10. While the Plan is in effect, the selection and nomination of Trustees who are not interested persons, as defined in the Investment Company Act, of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

          11. The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to Paragraph 3, for a period of not less than six years, the first two years in an easily accessible place.

          12. The Declaration of Trust establishing Merrill Lynch Ready Assets Trust, dated May 14, 1987, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch Ready Assets Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Ready Assets Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim of said Merrill Lynch Ready Assets Trust, but the Trust Property only shall be liable.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amended and Restated Merrill Lynch Shareholder Servicing Plan and Agreement as of the date first above written.

                                           MERRILL LYNCH READY ASSETS TRUST


                                           BY
                                             -----------------------------------

                                           MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                     INCORPORATED



                                           BY
                                             -----------------------------------